EXHIBIT 1.01

CUSIP No. 185575107

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated: March 6, 2019

IPSEN S.A.

By:	/s/ David Meek
Name: David Meek Title: Chief Executive Officer

11188291 CANADA INC.

By:	/s/ Francois Garnier
Name: Francois Garnier Title: President